EXHIBIT 23.01(a)

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Experts” in this Post-Effective Amendment No. 4 to Form S-1 Registration Statement (Reg. No. 333-109122), as filed with the United States Securities and Exchange Commission on or about April 16, 2007, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin LLP
April 16, 2007